Exhibit 99.1
Kimberly-Clark Announces Third Quarter 2024 Results and Reaffirms 2024 Profit Outlook
Delivers net sales of $5.0 billion on 1 percent organic sales growth
Results and outlook reflect strong in-market execution, effective cost management and productivity

DALLAS, October 22, 2024 - Kimberly-Clark Corporation (NYSE: KMB) today reported third quarter 2024 results driven by market-leading consumption growth from pioneering, innovative new products, and leveraging sustained productivity momentum.
“Our third quarter results reflect strong execution across the business as we transform our organization,” said Kimberly-Clark Chairman and CEO, Mike Hsu. “I’m very proud of our teams' ability to deliver organic top-and-bottom-line growth, driven by market share gains and improved productivity, even against the backdrop of a dynamic consumer environment.”
Hsu continued, “With our Powering Care strategy in full swing, we are accelerating our innovation pipeline and reducing costs to deliver higher-quality consumer solutions for every price point, and simplifying our operational structure so that we can be faster and more responsive in our markets. We are on track to deliver strong operating profit, margin, and EPS growth in 2024 while investing to maintain our business momentum into 2025.”
Quarter Highlights
•Net sales of $5.0 billion were down 4 percent, with organic sales growth of 1 percent versus the prior year.
•Reported gross margin was 36.0 percent, adjusted gross margin was 36.7 percent, up 90 basis points versus the prior year, driven by strong gross productivity gains.
•Diluted earnings per share were $2.69; adjusted earnings per share were $1.83, up 5 percent versus prior year including a $0.07 year-on-year headwind from currency translation.
Third Quarter 2024 Results
Third quarter sales of $5.0 billion were 4 percent lower than the prior-year period, including negative impacts of approximately 3 percent from foreign currency translation and approximately 1 percent from the divestiture of the K-C Professional Personal Protective Equipment (PPE) business completed in July 2024. Organic sales increased 1 percent, driven by a 1 percent increase in price while volume and mix were in line with a year ago. Price-led gains reflected necessary pricing actions to address higher local costs in hyperinflationary economies, mainly in Argentina. Volume and mix were positive in Developed Markets (representing Australia, South Korea and Western/Central Europe) offset by a decline in North America while volumes in Developing and Emerging (D&E) markets were in line with year ago.
In North America, organic sales decreased 1 percent versus the prior year, driven by a 3 percent decline in K-C Professional and 1 percent in Consumer Tissue while Personal Care was in line with year ago.
In D&E markets, organic sales rose 8 percent reflecting pricing gains primarily in hyperinflationary economies. Organic sales for Developed Markets were 2 percent lower, driven by lower pricing that primarily reflected comparisons with temporary, energy surcharge-related price increases in Western Europe in the prior-year period partially offset by low single digit volume led gains.
Third quarter operating profit was $1.2 billion, including $565 million of gains from the divestiture of the PPE business. Adjusted operating profit increased by 5 percent despite an unfavorable impact of 4 percentage points from currency translation that was primarily driven by hyperinflationary economies. Excluding currency impacts, growth in adjusted operating profit reflected gross productivity gains, relatively neutral pricing net of cost inflation, supply chain related investments, as well as planned increases in marketing, research and general expenses.
Net interest expense was $49 million versus $56 million in the prior-year.
The third quarter effective tax rate was 20.5 percent. On an adjusted basis, the effective rate in the third quarter was 22.7 percent compared to 22.5 percent in the prior year.
Net income of equity companies was $48 million compared to $50 million in the prior-year period.
Diluted EPS was $2.69 on a reported basis and included a positive $1.34 impact from the sale of the PPE business, a negative $0.31 impact from costs related to the company's Transformation Initiative and a negative $0.17 impact from impairment of intangible assets. On an adjusted basis, EPS increased 5 percent to $1.83, driven primarily by the 5 percent increase in adjusted operating profit.
Year-To-Date Results
For the first nine months of the year, sales of $15.1 billion decreased 2 percent including negative impacts of approximately 4 percent from foreign currency translation and approximately 1 percent from divestitures. Organic sales grew 4 percent, driven by an approximately 2 percent increase in price, primarily in hyperinflationary economies, 1 percent from favorable product mix and 1 percent increase in volume.
Year-to-date operating profit was $2.7 billion, including $565 million of gains from the divestiture of the PPE business, and $359 million of costs related to the company's transformation initiative.
Year-to-date adjusted operating profit was $2.6 billion versus $2.3 billion in the prior year. This was an increase of 12 percent versus prior year including an unfavorable impact of 8 percentage points from currency translation, primarily driven by hyperinflationary economies. Excluding currency impacts, the growth in adjusted operating profit was driven by a combination of organic growth and strong productivity savings that were partially offset by input cost inflation, primarily in D&E markets, supply chain related investments, impact of divestitures and planned increases in marketing, research and general expenses.
Through the first nine months of the year, diluted earnings per share were $6.21 in 2024 compared to $3.70 last year. Year-to-date adjusted earnings per share were $5.80 compared to $5.06 last year.

Business Segment Net Sales Results

Q3 change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(a)	Currency Translation	Total(b)	Organic(c)
Personal Care	—	1	3	—	(6)	(2)	3
North America	—	1	(1)	—	—	(1)	—
D&E Markets	—	—	11	—	(15)	(4)	11
Developed Markets	—	1	(4)	—	(1)	(4)	(3)

Consumer Tissue	—	—	(1)	—	—	(2)	(1)
North America	(2)	—	1	—	—	(1)	(1)
D&E Markets	4	—	(4)	(1)	(1)	(3)	(1)
Developed Markets	3	—	(5)	—	(1)	(3)	(2)

K-C Professional	(1)	—	(1)	(7)	(2)	(10)	(1)
North America	(2)	—	(1)	(9)	—	(11)	(3)
D&E Markets	(6)	1	9	(4)	(9)	(9)	4
Developed Markets	7	—	(8)	(6)	(1)	(7)	(1)

Consolidated	—	—	1	(1)	(3)	(4)	1

YTD change vs year ago (%)	Volume	Mix/Other	Net Price	Divestitures and Business Exits(a)	Currency Translation	Total(b)	Organic(c)
Personal Care	1	1	5	—	(8)	(1)	7
North America	2	1	—	—	—	2	2
D&E Markets	2	1	14	—	(20)	(3)	17
Developed Markets	(1)	—	(2)	—	(2)	(5)	(3)

Consumer Tissue	—	—	(1)	(2)	—	(3)	(1)
North America	(1)	—	2	—	—	1	1
D&E Markets	(2)	—	(3)	(9)	(1)	(15)	(6)
Developed Markets	3	—	(5)	—	—	(2)	(2)

K-C Professional	(1)	1	—	(4)	(2)	(6)	—
North America	(3)	—	—	(3)	—	(5)	(3)
D&E Markets	—	1	11	(11)	(11)	(10)	13
Developed Markets	4	1	(7)	(2)	(1)	(5)	(2)

Consolidated	1	1	2	(1)	(4)	(2)	4
(a)    Impact of the sale of the Brazil tissue and K-C Professional business, sale of the PPE business and other exited businesses and markets in conjunction with the 2024 Transformation Initiative.
(b)    Total may not equal the sum of volume, mix/other, net price, divestitures and business exits and currency due to rounding and excludes intergeographic sales.
(c)    Combined impact of changes in volume, mix/other and net price excluding prior year's impact of divestitures and business exits.

Unaudited

Personal Care Segment
Personal Care sales of $2.6 billion decreased 2 percent in the quarter, while organic sales increased 3 percent from a combination of pricing actions in hyperinflationary economies as well as mix gains while volume was in line with year ago across all markets. Product innovation and solid commercial execution resulted in Baby and Child Care gaining global weighted market share on a year-to-date basis.
Third quarter operating profit of $482 million decreased 4 percent driven by a step up in advertising investment partially offset by optimization in overheads while gross profit was broadly in line with year ago.
Consumer Tissue Segment
Consumer Tissue sales of $1.5 billion decreased 2 percent, with a decline in organic sales of 1 percent. Organic decline was driven by retailer inventory reductions in North America as well as expected lower pricing in Western Europe due to lapping of temporary pricing related to energy surcharges in the prior year period.
Third quarter operating profit of $265 million decreased 1 percent, with gross productivity gains offset by higher manufacturing costs and increased advertising levels.
K-C Professional (KCP) Segment
KCP sales of $767 million decreased 10 percent due to divestitures and business exits as well as unfavorable currency impacts. Organic sales decreased 1 percent driven by 1 percent unfavorable price impact due to lapping of energy surcharges in Western Europe.
Third quarter operating profit of $161 million decreased 4 percent primarily impacted by the divestiture of the PPE business, underlying operating profit benefited from productivity gains partially offset by volume softness.
Cash Flow and Balance Sheet
Year-to-date cash provided by operations was $2.4 billion compared to $2.3 billion last year driven primarily by stronger operating results. Year-to-date capital spending was $512 million compared to $549 million last year. The company returned $2.0 billion to shareholders through dividends and repurchases of common stock. Total debt was $7.5 billion as of September 30, 2024, down from $8.0 billion as of December 31, 2023.
2024 Outlook
Based on its year-to-date results, the company has updated its 2024 outlook, with all factors compared to 2023, as follows:
Organic Net Sales are expected to grow between 3%-4% versus a mid-single digit rate previously, primarily reflecting discrete headwinds from changes in retail inventory levels. Reported Net Sales are still expected to be negatively impacted by 400 basis points of currency translation and 120 basis points from divestitures.
Adjusted Operating Profit and Adjusted Earnings Per Share are still expected to grow at a mid-to-high teens percentage rate on a constant-currency basis.
Reported Operating Profit and Reported Earnings Per Share are now expected to be negatively impacted by approximately 650 basis points from currency translation versus a previous expectation of 700 basis points.
This outlook reflects assumptions subject to change given the macro environment.

Supplemental Materials and Live Webcast
Supplemental materials will be available at approximately 6:35 a.m. Eastern Daylight Time in the Investor Relations section of www.kimberly-clark.com. The company will host a live Q&A session with investors and analysts on October 22, 2024, at 8:00 a.m. Eastern Daylight Time. The supplemental materials and Kimberly-Clark's Q&A session can be accessed at investor.kimberly-clark.com. A replay of the webcast will be available following the event through the same website.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries and territories. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 70 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. We are proud to be recognized as one of the World’s Most Ethical Companies(R) by Ethisphere for the fifth year in a row. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.
Forward Looking Statements
Certain matters contained in this news release concerning the business outlook, including raw material, energy and other input costs, the anticipated charges and savings from the 2024 Transformation Initiative, cash flow and uses of cash, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, including the impact in Argentina and Türkiye, effective tax rate, contingencies and anticipated transactions of Kimberly-Clark, including dividends, share repurchases and pension contributions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management's expectations and beliefs concerning future events impacting Kimberly-Clark. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.
The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the achievement of future cost savings and projected volume increases. In addition, many factors outside our control, including the risk that we are not able to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation), war in Ukraine (including the related responses of consumers, customers, and suppliers and sanctions issued by the U.S., the European Union, Russia or other countries), pandemics, epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Israel), government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, general economic and political conditions globally and in the markets in which we do business, as well as our ability to maintain key customer relationships, could affect the realization of these estimates.
The factors described under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, or in our other SEC filings, among others, could cause our future results to differ from those expressed in any forward-looking statements made by us or on our behalf. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliation tables:
•2024 Transformation Initiative - In 2024, we initiated this transformation initiative to improve our focus on growth and reduce our structural cost base by reorganizing into three new business segments, making the corporate and regional overhead cost structures more efficient and optimizing our global supply chain. Results in 2024 include charges related to this program.
•Sale of PPE business - In 2024, we recognized a gain related to the sale of our PPE business.
•Impairment of intangible assets - In the third quarter of 2024 and the second quarter of 2023, we recognized charges related to the impairment of certain intangible assets related to Softex and Thinx.
•Sale of Brazil tissue and K-C Professional business - In the second quarter of 2023, we recognized a net benefit related to the sale of our Brazil tissue and K-C Professional business.
•Pension settlements - In 2023, we recognized pension settlement charges related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.
The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income Before Income Taxes and Equity Interests and Provision for income taxes.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share.
Certain non-GAAP financial measures referenced in this news release are presented on a forward-looking basis. Kimberly-Clark does not provide a reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because it is unable to predict certain adjustment items without unreasonable effort. Please note that these items could be material to Kimberly-Clark’s results calculated in accordance with GAAP.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix excluding prior year's impact of divestitures and business exits on net sales. Changes in foreign currency exchange rates and divestitures and business exits also impact the year-over-year change in net sales.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)

	Three Months Ended September 30
	2024	2023	Change
Net Sales	$4,952	$5,132	-4%
Cost of products sold	3,168	3,294	-4%
Gross Profit	1,784	1,838	-3%
Marketing, research and general expenses	1,097	1,029	+7%
Impairment of intangible assets	97	—	N.M.
Other (income) and expense, net	(564)	35	N.M.
Operating Profit	1,154	774	+49%
Nonoperating expense	(15)	(20)	-25%
Interest income	18	18	—%
Interest expense	(67)	(74)	-9%
Income Before Income Taxes and Equity Interests	1,090	698	+56%
Provision for income taxes	(223)	(157)	+42%
Income Before Equity Interests	867	541	+60%
Share of net income of equity companies	48	50	-4%
Net Income	915	591	+55%
Net income attributable to noncontrolling interests	(8)	(4)	+100%
Net Income Attributable to Kimberly-Clark Corporation	$907	$587	+55%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$2.70	$1.74	+55%
Diluted	$2.69	$1.73	+55%

Cash Dividends Declared	$1.22	$1.18	+3%

Common Shares Outstanding	September 30
	2024	2023
Outstanding shares as of	333.5	338.0
Average diluted shares for three months ended	337.2	338.9

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per share amounts)

	Nine Months Ended September 30
	2024	2023	Change
Net Sales	$15,130	$15,461	-2%
Cost of products sold	9,625	10,166	-5%
Gross Profit	5,505	5,295	+4%
Marketing, research and general expenses	3,202	2,968	+8%
Impairment of intangible assets	97	658	-85%
Other (income) and expense, net	(456)	(5)	N.M.
Operating Profit	2,662	1,674	+59%
Nonoperating expense	(45)	(78)	-42%
Interest income	37	34	+9%
Interest expense	(206)	(223)	-8%
Income Before Income Taxes and Equity Interests	2,448	1,407	+74%
Provision for income taxes	(494)	(298)	+66%
Income Before Equity Interests	1,954	1,109	+76%
Share of net income of equity companies	172	143	+20%
Net Income	2,126	1,252	+70%
Net (income) loss attributable to noncontrolling interests	(28)	3	N.M.
Net Income Attributable to Kimberly-Clark Corporation	$2,098	$1,255	+67%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$6.23	$3.71	+68%
Diluted	$6.21	$3.70	+68%

Cash Dividends Declared	$3.66	$3.54	+3%

Common Shares Outstanding	September 30
	2024	2023
Average diluted shares for nine months ended	337.9	338.8

Unaudited
N.M. - Not Meaningful

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three months ended September 30, 2024
	As Reported	2024 Transformation Initiative	Sale of PPE Business	Impairment of Intangible Assets	As Adjusted Non-GAAP
Cost of products sold	$3,168	$31	$—	$—	$3,137
Gross Profit	1,784	(31)	—	—	1,815
Marketing, research and general expenses	1,097	93	1	—	1,003
Impairment of intangible assets	97	—	—	97	—
Other (income) and expense, net	(564)	—	(566)	—	2
Operating Profit	1,154	(124)	565	(97)	810
Provision for income taxes	(223)	18	(112)	40	(169)
Effective tax rate	20.5%	—	—	—	22.7%
Net Income Attributable to Kimberly-Clark Corporation	907	(106)	453	(57)	617
Diluted Earnings per Share(a)	2.69	(0.31)	1.34	(0.17)	1.83

	Three Months Ended September 30, 2023
	As Reported	Pension Settlements	As Adjusted Non-GAAP
Nonoperating expense	$(20)	$(4)	$(16)
Provision for income taxes	(157)	1	(158)
Effective tax rate	22.5%	—	22.5%
Net Income Attributable to Kimberly-Clark Corporation	587	(3)	590
Diluted Earnings per Share(a)	1.73	(0.01)	1.74
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Nine Months Ended September 30, 2024
	As Reported	2024 Transformation Initiative	Sale of PPE Business	Impairment of Intangible Assets	As Adjusted Non-GAAP
Cost of products sold	$9,625	$76	$—	$—	$9,549
Gross Profit	5,505	(76)	—	—	5,581
Marketing, research and general expenses	3,202	208	1	—	2,993
Impairment of intangible assets	97	—	—	97	—
Other (income) and expense, net	(456)	75	(566)	—	35
Operating Profit	2,662	(359)	565	(97)	2,553
Provision for income taxes	(494)	102	(112)	40	(524)
Effective tax rate	20.2%	—	—	—	22.4%
Net Income Attributable to Kimberly-Clark Corporation	2,098	(257)	453	(57)	1,959
Diluted Earnings per Share(a)	6.21	(0.76)	1.34	(0.17)	5.80

	Nine Months Ended September 30, 2023
	As Reported	Sale of Brazil Tissue and K-C Professional Business	Impairment of Intangible Assets	Pension Settlements	As Adjusted Non-GAAP
Cost of products sold	$10,166	$15	$—	$—	$10,151
Gross Profit	5,295	(15)	—	—	5,310
Marketing, research and general expenses	2,968	15	—	—	2,953
Impairment of intangible assets	658	—	658	—	—
Other (income) and expense, net	(5)	(74)	—	—	69
Operating Profit	1,674	44	(658)	—	2,288
Nonoperating expense	(78)	—	—	(31)	(47)
Provision for income taxes	(298)	(18)	175	8	(463)
Effective tax rate	21.2%	—	—	—	22.6%
Net (income) loss attributable to noncontrolling interests	3	—	20	—	(17)
Net Income Attributable to Kimberly-Clark Corporation	1,255	26	(463)	(23)	1,715
Diluted Earnings per Share(a)	3.70	0.08	(1.36)	(0.07)	5.06
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	September 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$1,111	$1,093
Accounts receivable, net	2,229	2,135
Inventories	1,937	1,955
Other current assets	570	520
Total Current Assets	5,847	5,703
Property, Plant and Equipment, Net	7,703	7,913
Investments in Equity Companies	362	306
Goodwill	2,058	2,085
Other Intangible Assets, Net	97	197
Other Assets	1,098	1,140
TOTAL ASSETS	$17,165	$17,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$569	$567
Trade accounts payable	3,643	3,653
Accrued expenses and other current liabilities	2,449	2,316
Dividends payable	405	394
Total Current Liabilities	7,066	6,930
Long-Term Debt	6,882	7,417
Noncurrent Employee Benefits	641	669
Deferred Income Taxes	355	374
Other Liabilities	751	860
Redeemable Preferred Securities of Subsidiaries	26	26
Stockholders' Equity
Kimberly-Clark Corporation	1,285	915
Noncontrolling Interests	159	153
Total Stockholders' Equity	1,444	1,068
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,165	$17,344

2024 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions)

	Nine Months Ended September 30
	2024	2023
Operating Activities
Net income	$2,126	$1,252
Depreciation and amortization	564	566
Asset impairments	114	676
Stock-based compensation	110	131
Deferred income taxes	(86)	(297)
Net (gains) losses on asset and business dispositions	(474)	(77)
Equity companies' earnings (in excess of) less than dividends paid	(93)	(74)
Operating working capital	154	111
Postretirement benefits	10	34
Other	(8)	5
Cash Provided by Operations	2,417	2,327
Investing Activities
Capital spending	(512)	(549)
Proceeds from asset and business dispositions	649	219
Investments in time deposits	(456)	(545)
Maturities of time deposits	428	605
Other	(15)	4
Cash Provided by (Used for) Investing	94	(266)
Financing Activities
Cash dividends paid	(1,220)	(1,189)
Change in short-term debt	2	(336)
Debt proceeds	—	357
Debt repayments	(554)	(350)
Proceeds from exercise of stock options	128	97
Acquisitions of common stock for the treasury	(752)	(95)
Cash paid for redemption of common securities of Thinx	—	(48)
Cash dividends paid to noncontrolling interests	(19)	(16)
Other	(65)	(40)
Cash Used for Financing	(2,480)	(1,620)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(13)	(54)
Change in Cash and Cash Equivalents	18	387
Cash and Cash Equivalents - Beginning of Period	1,093	427
Cash and Cash Equivalents - End of Period	$1,111	$814

Unaudited

KIMBERLY-CLARK CORPORATION
BUSINESS SEGMENT RESULTS
(Millions)

	Three Months Ended September 30			Nine Months Ended September 30
	2024	2023	Change	2024	2023	Change
NET SALES
Personal Care	$2,635	$2,700	-2%	$8,040	$8,089	-1%
Consumer Tissue	1,539	1,567	-2%	4,624	4,750	-3%
K-C Professional	767	854	-10%	2,431	2,588	-6%
Corporate & Other	11	11	N.M.	35	34	N.M.
TOTAL NET SALES	$4,952	$5,132	-4%	$15,130	$15,461	-2%

OPERATING PROFIT
Personal Care	$482	$502	-4%	$1,567	$1,461	+7%
Consumer Tissue	265	267	-1%	800	707	+13%
K-C Professional	161	168	-4%	535	514	+4%
Corporate & Other(a)	(318)	(128)	N.M.	(696)	(1,013)	N.M.
Other (income) and expense, net(a)	(564)	35	N.M.	(456)	(5)	N.M.
TOTAL OPERATING PROFIT	$1,154	$774	+49%	$2,662	$1,674	+59%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the ongoing operations of the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

Unaudited
N.M. - Not Meaningful

Investor Relations contact: Christopher Jakubik, CFA, KC.InvestorRelations@kcc.com
Media Relations contact: David Kellis, media.relations@kcc.com

[KMB-F]
###